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                                                                   EXHIBIT 10.42

                                 PROMISSORY NOTE

$786,381                                                  as of January 22, 2001

     FOR VALUE RECEIVED, Vincent Au-Yeung ("Maker") promises to pay to IPG Photonics Corporation, a Delaware corporation (the "Company"), or order, the principal sum of Seven Hundred and Eighty-Six Thousand, Three Hundred and Eighty One Dollars ($786,381), together with interest (compounded annually) on the unpaid principal hereof from the date hereof at the rate of 5.61% per annum.

     Interest and principal shall be due and payable on the fifth anniversary of the date of this Note, provided that in the event that he shall sell any shares of common stock acquired under the Notice of Award of Restricted Stock and Stock Issuance Agreement for Awards of Restricted Stock ("Stock Issuance Agreement") between Maker and Company of even date herewith, Maker shall repay to the Company the entire proceeds of such sale to reduce the principal and interest on this Note. Should the Maker fail to make full payment of principal or interest for a period of 10 days or more after the due date thereof, the entire unpaid principal balance of this Note and all accrued and unpaid interest thereon shall become immediately due at the option of the holder of this Note. Payments of principal and interest shall be made in lawful money of the United States of America.

     The Maker may at any time prepay all or any portion of the principal or interest owing hereunder without penalty. Payments shall be applied first to accrued and unpaid interest and then to unpaid principal.

     This Note is subject to the terms of the Stock Issuance Agreement. This
Note is secured pursuant to the terms of a Pledge Agreement between the Maker and the Company of even date herewith, as amended from time to time.

     The holder of this Note shall have full recourse against the undersigned, and shall not be required to proceed against collateral securing this Note in the event of default.

     In the event the Maker shall cease to be an employee of the Company for any reason constituting Cause within the meaning of Section 8 of the Employment Agreement between the Company and the Maker dated November 29, 2000, or in the event of the Maker's termination for other than Good Reason within the meaning of Section 9 of such Employment Agreement, this Note shall, at the option of the Company, be accelerated, and the whole unpaid balance on this Note of principal and accrued interest shall be immediately due and payable. In the event that the Company is entitled to and elects to repurchase the shares sold to Maker pursuant to the Stock Issuance Agreement (the "Shares"), then Maker may elect to have the Company cancel the amount due and payable on this Note (or a portion thereof) in lieu of receiving

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payment from the Company of that portion of the repurchase price for the Shares as equals the due and payable amount to be cancelled.

     Should any action be instituted for the collection of this Note, the reasonable costs and attorneys' fees therein of the holder shall be paid by the Maker. This Note shall be governed by the laws of the State of Massachusetts, without giving effect to its choice of law principles thereof.


                                        /s/ Vincent Au-Yeung
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                                        Vincent Au-Yeung


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